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                                 FORM 10-K
                   RAYTECH CORPORATION AND SUBSIDIARIES

                                EXHIBIT 11

              SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                   (in thousands, except per share data)

                                            For the Fiscal Year Ended
                                    December 31,    January 1,     January 2,
      Primary                          1995            1995          1994


Income before cumulative effect
  of accounting changes            $   14,337      $    8,643    $    8,556

Cumulative effect of changes in
  accounting principles                   -               -          (3,808)

Net income as reported             $   14,337      $    8,643    $    4,748

Common shares outstanding
  at beginning of year              3,218,968       3,199,133     3,277,083

Weighted average of treasury
  stock acquired                           (2)            (20)      (60,679)

Weighted average of stock
  issued to employee savings plan         -               -             -

Weighted average of stock
  issued to vendor                        -               -             -

Common equivalent shares for
  assumed exercise of employee
  stock options                       143,041         220,601        73,445

Weighted average of options
  exercised                             6,996           6,320         1,263

Common shares held in escrow
  released and transferred
  to treasury stock                       -               -             -

Weighted average shares
  outstanding                       3,369,003       3,426,034     3,290,912

Income per share before cumulative
  effect of changes in accounting
  principles                            $4.26           $2.52         $2.60

Cumulative effect of changes in
  in accounting principles                -               -           (1.16)

Primary income per
  common share                          $4.26           $2.52         $1.44
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